Exhibit 99.1

Microbot Medical Receives Patent Allowance in Israel for the LIBERTY®

Robotic System

Complements Existing Allowance in the U.S. as Global Jurisdictions Recognize the

Uniqueness of the Technology

HINGHAM, Mass., October 10, 2022 – Microbot Medical Inc. (Nasdaq: MBOT) is continuing to expand its global intellectual property portfolio for the LIBERTY® Robotic System as a patent allowance was issued by the Israeli Patent Office, covering the LIBERTY Robotic System’s roll assembly mechanism.

“Our global patent portfolio continues to expand and build continued protection of our intellectual property,” commented Harel Gadot, Chairman, CEO and President. “The capabilities outlined are central to our ability to deliver on our vision of small, mobile, disposable robotics that revolutionize access to the best care no matter where you are in the world.”

About Microbot Medical

Microbot Medical Inc. (NASDAQ: MBOT) is a pre-clinical medical device company that specializes in transformational micro-robotic technologies, focused primarily on both natural and artificial lumens within the human body. Microbot’s current proprietary technological platforms provide the foundation for the development of a Multi Generation Pipeline Portfolio (MGPP).

Microbot Medical was founded in 2010 by Harel Gadot, Prof. Moshe Shoham, and Yossi Bornstein with the goals of improving clinical outcomes for patients and increasing accessibility through the use of micro-robotic technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

Safe Harbor

Statements to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, market conditions, risks inherent in the development and/or commercialization of potential products, including LIBERTY® and the Company’s Self Cleaning Shunt (SCS), the outcome of its studies to evaluate LIBERTY, SCS and other existing and future technologies, any failure or inability to recruit physicians and clinicians to serve as primary investigators to conduct the SCS’s early feasibility study which could adversely affect or delay such study, uncertainty in the results of pre-clinical and clinical trials or regulatory pathways and regulatory approvals, uncertainty resulting from the COVID-19 pandemic, need and ability to obtain future capital, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Contact:

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-933-2754